Exhibit 99.1

Scripps reports first-quarter results

For immediate release	(NYSE: SSP)
May 6, 2013

CINCINNATI - The E.W. Scripps Company today reported operating results that reflect an expected decline in political advertising and an increase in expenses to grow its digital operations.

"Following record-setting profit performance in 2012, we launched into 2013 determined to substantially upgrade our digital revenue platforms, launch a series of new local digital products, and rebuild our newspaper business models around bundled subscriptions for digital and print audiences," said Rich Boehne, president, chairman and CEO.

"In the first quarter, which is our seasonally smallest revenue period, results were complicated by an expected absence of political advertising and difficult-to-predict advertising patterns coming out of 2012. These tough year-over-year revenue comparisons caused by cyclical political advertising will continue through the balance of 2013.

"Audience performance in our television division remains strong, with 10 of our stations expanding their valuable local news ratings in the February period. Two of those stations - in Phoenix and Denver - delivered larger audiences through outstanding journalism that was recognized with coveted Peabody awards.

"In newspaper markets, we have begun converting audiences to bundled subscriptions for news products that demonstrate the value of the services we provide on smartphones, tablets, desktops and laptops, in addition to the printed page. The early results are encouraging, and we anticipate converting 11 of our 13 newspaper markets this quarter.

"The acceleration of our digital operations, led by the deployment of focused digital advertising sales forces across the country, continues unabated. Where we have the new sales structure in place in the television division, digital revenue growth is substantially higher than the 23 percent we reported across the group in the first quarter. The local sales force expansion, along with the release of new and upgraded locally branded products, will continue this year.”

Consolidated revenues were $198.7 million, down 4.1 percent or $8.5 million. More than half of the decline was due to the near-absence of political advertising revenue in 2013.

Costs and expenses for segments, shared services and corporate were $187.6 million, which represents a 1.1 percent decline year over year. Excluding the costs to grow our digital operations, costs and expenses declined 2.7 percent.

The Company reported a loss from operations before income taxes of $7.6 million in the first quarter of 2013 compared with a loss of $7.4 million in the first quarter of 2012. The prior-year quarter included acquisition-

integration costs of $5.8 million, primarily a non-cash charge to terminate an agreement with the previous national sales representation firm of the acquired stations.

The loss from operations, net of tax, was $2.7 million, or 5 cents per share, in the 2013 quarter, compared with a loss from operations, net of tax, of $4.4 million, or 8 cents per share, in the year-ago quarter (2 cents per share excluding the non-cash charge).

First-quarter results by segment are as follows:

Television
Revenue from television stations in the first quarter was $96.9 million, down $2.7 million from the first quarter of 2012. Increases in retransmission fees and digital and national advertising were not enough to offset expected declines in political and in local advertising. The first quarter of 2012 included $5.5 million of political and Super Bowl-related advertising.

Advertising revenue broken down by category was:

•	Local, down 4.9 percent to $53.7 million

•	National, up 4.6 percent to $26.9 million

•	Political, $0.3 million compared to $4.7 million in the 2012 quarter

Digital revenue in the first quarter increased 23 percent to $3.8 million.

Revenue from retransmission consent agreements increased 35 percent to $10.4 million, primarily driven by rate increases in existing agreements.

Expenses for the TV station group declined 1.6 percent to $80.4 million, primarily due to lower syndicated programming costs.

The television division's segment profit in the first quarter was $16.5 million, compared to $17.9 million in the year-ago period. (See Note 2 in the attached financial information for a definition of segment profit.)

Newspapers
Total revenue from newspapers in the first quarter was $99.5 million, down 4.7 percent from the first quarter of 2012.

Advertising and marketing services revenue, at $63.3 million, was down 5.1 percent compared with the year-ago quarter.

Advertising and marketing services revenue broken down by category was:

•	Classified, down 9.6 percent to $18.2 million

•	Real Estate - down 1.6 percent

•	Employment - down 20.4 percent

•	Automotive - down 8.3 percent

•	Local, down 0.3 percent to $20.3 million

•	Preprint and other, down 6.1 percent to $16.3 million

•	National, down 21.0 percent to $1.9 million

•	Digital, up 2.7 percent, to $6.7 million. Pure-play digital revenue increased 13 percent over the year-ago quarter.

Subscription revenue decreased 3.6 percent to $30.5 million.

Total segment expenses decreased 3.8 percent to $93.6 million. Employee costs decreased 4.9 percent, primarily due to lower employment levels. Newsprint expense decreased 7.9 percent, due to lower volume and lower price.

First-quarter segment profit in the newspaper division decreased 17.1 percent to $5.9 million from $7.2 million in the first quarter of 2012.

Syndication and other
The “syndication and other” category of the Company's financial statements includes syndication of news features and comics and other features for the newspaper industry.

Revenue was $2.3 million in the first quarter of 2013 compared to $3.2 million in the same period a year ago. Segment profit was $0.5 million in the first quarter of 2013 compared to $0.8 million in the first quarter of 2012.

Shared services and corporate
The “shared services and corporate” category of the Company's financial statements includes certain incremental investments in hiring and developing digital-only sales personnel, streamlining the digital sales process, and creating digital content.

Shared services and corporate expenses were $11.8 million, an increase of $3.4 million or 40 percent from $8.5 million in the first quarter of 2012. The costs to grow our digital operations totaled $2.9 million in the first quarter.

Through the end of April, we hired 35 digital-only sales people and plan to add a total of 100 by year end.

Financial condition
Cash and cash equivalents totaled $221 million at March 31, 2013, down $21 million since year end, while total debt was $192 million. We repurchased 942,000 shares for $10.6 million in the first quarter.

Looking ahead
For year-over-year performance of key metrics in the second quarter of 2013, management expects:

•	Television revenues to be down low-single digits (up mid-single digits excluding political; prior-year period includes $11 million of political advertising)

•	Television expenses to be about flat

•	Newspaper revenues and expenses to be down in the low-single digits, with the decline in expenses to be greater than the decline in revenues

•	Expenses for shared services and corporate to be approximately $15 million

For the full year of 2013, the Company expects:

•	Television revenues to be down about 10 percent due to the political off-year

•	Television expenses to be about flat

•	Newspaper revenues and expenses to decline at a low-single-digit rate, with the decline in expenses being greater than the decline in revenue

•	Depreciation and amortization to be approximately $50 million

•	Capital expenditures to be approximately $25 million

•	Expenses for shared services and corporate to be about $60 million

Conference call
The senior management of The E.W. Scripps Company will discuss the company's first-quarter results during a telephone conference call at 9 a.m. (Eastern) today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, and click on the “Investor Relations” link.

To access the conference call by telephone, dial 1-800-230-1093 (U.S.) or 1-612-288-0340 (international) approximately 10 minutes before the start of the call. Investors and analysts will need the name of the call ("first quarter earnings report") to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 11 a.m. EDT May 6 until 11:59 p.m. May 13. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 291022.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose "investor relations," then follow the "audio archives" link on the left side of the page.

Forward-looking statements
This press release contains certain forward-looking statements related to the company's businesses that are based on management's current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company's written policy on forward-looking statements can be found in its 2012 SEC Form 10-K. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
Scripps (www.scripps.com) is a leading media enterprise that embraces its rich history in delivering high-quality journalism through television stations, newspapers and the Scripps Howard News Service, while developing and expanding its digital strategies for multiple platforms. The company provides community-changing breaking news, story-telling, investigations and interactive outreach at 19 television stations in major markets such as Denver, San Diego, Detroit, Phoenix, Cleveland, Cincinnati and Tampa, and 13 newspaper markets, including Memphis, Knoxville, Naples, Fla., and Corpus Christi, Texas. Since 1941, Scripps has operated the National Spelling Bee, one of America's most-enduring celebrations of academic excellence. For a full listing of Scripps media companies and their associated Web sites, visit http://www.scripps.com/.

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Contact Carolyn Micheli, The E.W. Scripps Company, 513-977-3732
carolyn.micheli@scripps.com

THE E. W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three months ended March 31,
(in thousands, except per share data)	2013	2012

Operating revenues	$198,653	$207,127
Segment, shared services and corporate expenses	(187,593)	(189,743)
Pension expense	(1,969)	(1,956)
Acquisition and related integration costs	—	(5,826)
Separation and restructuring costs	(976)	(1,711)
Depreciation and amortization	(11,814)	(12,306)
(Losses) gains, net on disposal of property, plant and equipment	(5)	242
Operating expenses	(202,357)	(211,300)
Operating loss	(3,704)	(4,173)
Interest expense	(2,613)	(3,154)
Miscellaneous, net	(1,304)	(117)
Loss from operations before income taxes	(7,621)	(7,444)
Benefit for income taxes	4,950	3,029
Net loss	(2,671)	(4,415)
Net loss attributable to noncontrolling interests	—	—
Net loss attributable to the shareholders of The E.W. Scripps Company	$(2,671)	$(4,415)
Net loss per basic share of common stock attributable to the shareholders of The E.W. Scripps Company:	(0.05)	(0.08)

Weighted average basic shares outstanding	56,330	54,775
See notes to results of operations.

Notes to Results of Operations
1. ACQUISITION AND RELATED INTEGRATION COSTS

Included in acquisition and related integration costs for the three-months ended March 31, 2012, is a $5.7 million non-cash charge to terminate the McGraw-Hill stations' national representation agreement. We decided to use our existing national representative in all Scripps markets. As an inducement, our national representative firm agreed to pay the $5.7 million termination fee.
2. SEGMENT INFORMATION

We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.

Television includes ten ABC affiliates, three NBC affiliates, one independent station and five Azteca affiliates. Our television stations reach approximately 13% of the nation's television households. Television stations earn revenue primarily from the sale of advertising time to local and national advertisers.

Our newspaper business segment includes daily and community newspapers in 13 markets in the U.S. Newspapers earn revenue primarily from the sale of advertising space to local and national advertisers and from the sale of newspapers to readers.

Syndication and other includes syndication of news features and comics and other features for the newspaper industry.

We allocate a portion of certain digital and corporate costs and expenses, including information technology, certain employee benefits, digital operations services and other shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash and cash equivalents, and other short-term investments, property and equipment primarily used for corporate purposes, and deferred income taxes. A portion of our digital operations which are not allocated to our newspaper and television segments is included in shared services and corporate.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit plan pension expense (other than current service costs), income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our business segments is as follows:

	Three months ended March 31,
(in thousands)	2013	2012	Change
Segment operating revenues:
Television	$96,866	$99,557	(2.7)%
Newspapers	99,488	104,379	(4.7)%
Syndication and other	2,299	3,191	(28.0)%
Total operating revenues	$198,653	$207,127	(4.1)%

Segment profit (loss):
Television	$16,492	$17,876
Newspapers	5,937	7,165
Syndication and other	478	809
Shared services and corporate	(11,847)	(8,466)

Depreciation and amortization	(11,814)	(12,306)
(Losses) gains, net on disposal of property, plant and equipment	(5)	242
Interest expense	(2,613)	(3,154)
Pension expense	(1,969)	(1,956)
Acquisition and related integration costs	—	(5,826)
Separation and restructuring costs	(976)	(1,711)
Miscellaneous, net	(1,304)	(117)
Loss from operations before income taxes	$(7,621)	$(7,444)

The following is segment operating revenue for television:

	Three months ended March 31,
(in thousands)	2013	2012	Change
Segment operating revenues:
Local	$53,655	$56,429	(4.9)%
National	26,862	25,683	4.6%
Political	329	4,686
Digital	3,776	3,076	22.8%
Retransmission	10,442	7,761	34.5%
Other	1,802	1,922	(6.2)%
Total operating revenues	$96,866	$99,557	(2.7)%

The following is segment operating revenue for newspapers:

	Three months ended March 31,
(in thousands)	2013	2012	Change
Segment operating revenues:
Local	$20,279	$20,342	(0.3)%
Classified	18,164	20,104	(9.6)%
National	1,943	2,458	(21.0)%
Preprint and other	16,262	17,320	(6.1)%
Digital advertising and marketing services	6,660	6,488	2.7%
Advertising and marketing services	63,308	66,712	(5.1)%
Subscriptions	30,471	31,625	(3.6)%
Other	5,709	6,042	(5.5)%
Total operating revenues	$99,488	$104,379	(4.7)%

3. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of March 31, 2013	As of December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$221,200	$242,642
Other current assets	161,434	160,058
Total current assets	382,634	402,700
Investments	21,231	21,115
Property, plant and equipment	370,211	374,931
Goodwill	27,966	27,966
Other intangible assets	143,072	144,783
Deferred income taxes	36,139	36,095
Miscellaneous	21,526	23,178
TOTAL ASSETS	$1,002,779	$1,030,768

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$18,152	$23,329
Customer deposits and unearned revenue	23,566	26,240
Current portion of long-term debt	18,550	15,900
Accrued expenses and other current liabilities	64,399	80,564
Total current liabilities	124,667	146,033
Long-term debt (less current portion)	173,575	180,200
Other liabilities (less current portion)	163,904	164,625
Total equity	540,633	539,910
TOTAL LIABILITIES AND EQUITY	$1,002,779	$1,030,768

4. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our restricted stock units (RSUs), are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

	Three months ended March 31,
(in thousands)	2013	2012
Numerator (for basic and diluted earnings per share)
Net loss attributable to the shareholders of The E.W. Scripps Company	$(2,671)	$(4,415)
Less income allocated to RSUs	—	—
Numerator for basic and diluted earnings per share	$(2,671)	$(4,415)

Denominator
Basic weighted-average shares outstanding	56,330	54,775
Effective of dilutive securities:
Stock options held by employees and directors	—	—
Diluted weighted-average shares outstanding	56,330	54,775